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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
YieldUP International Corporation



     We consent to incorporation by reference in the registration statement (No. 333-19645) dated January 10, 1997 on Form S-3 as amended on February 18, 1997, as amended on March 3, 1997, and the registration statements (No. 333-19647 and No. 333-19649) dated January 10, 1997 on Forms S-8 of YieldUP International Corporation of our report dated February 5, 1997, relating to the balance sheet of YieldUP International Corporation as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the December 31, 1996, annual report on Form 10-KSB/A of YieldUP International Corporation.



     Our report dated February 5, 1997, contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

San Jose, California
February 28, 1997